Exhibit 10.1

November 18, 2023

Date

Dan Lamadrid

Dear Dan,

Welcome to the Party! We are excited to confirm your offer for the position of Chief Financial Officer with Party City Holdings Inc. (“PCHI” or the “Company”). In this role, you will be reporting directly to PCHI’s Chief Executive Officer, and your effective date will be on December 18, 2023 (the “Start Date”). At PCHI, our purpose is to inspire joy by making it easy to create unforgettable memories. Each member of the PCHI team has their own unique talents and together, we bring our purpose to life! The principal terms of our offer are summarized as follows.

1.	Title: EVP, Chief Financial Officer

2.

Job Responsibilities: In this role you will be responsible for any job duties and responsibilities commensurate with being a CFO, including leading and transforming the Finance Function including such functions as FP&A, Accounting, Treasury, Tax and Audit.

3.

Base Salary: Your annual salary will be $550,000.00 per year paid in bi-weekly installments in accordance with the Company’s prevailing payroll practices, less withholding and deductions authorized under applicable law.

4.

Bonus Opportunity: You will be eligible to participate in any annual PCHI bonus or incentive plan as is afforded to similarly situated employees at your level/title, if any, as amended or revised from time to time by PCHI in its sole discretion. Provided you start your employment before January 1, 2024, you will be eligible for any such bonus/plan for the entirety of the 2024 fiscal year. If you start your employment after January 1, 2024, any such bonus earned will be pro-rated for calendar year 2024 based on your start date. Your target bonus will be 75% of your annual salary and subject to the terms and conditions of the bonus plan documents.

5.

Sign On Bonus: You will receive a sign on cash bonus equal to the amount of $300,000 payable on or before March 31, 2024, subject to your continued employment through such date. Such cash payment will be processed through normal payroll processes and will be subject to applicable taxes and withholdings. If you resign from your position at any time prior to January 1, 2025 you will be required to reimburse PCHI the full amount of the sign on Cash bonus; it being understood and agreed that such reimbursement will be made to PCHI within forty-five (45) days of your last day worked.

6.

Management Incentive Program (MIP): You will be eligible to participate in the still to be developed Management Incentive Plan, at a level commensurate with your role and your peer group and at the discretion of the Company’s Board of Directors, in all events subject to the terms and conditions of such Management Incentive Plan including, without limitation, rules for vesting and forfeiture (as applicable).

7.

Employee Benefits: As a full-time employee, you are eligible to participate in our comprehensive employee benefits programs. These benefits include, but are not limited to, medical, dental, vision, life insurance, short- and long-term disability, the Company’s 401(k) Plan, and unlimited vacation days. These are subject to the specific eligibility requirements and other criteria contained in company policies and individual plan documents, and all Company benefits are subject to modification at the Company’s discretion. A summary of benefits highlighting these programs will be provided to you.

8.

Pre-Employment Screening: This offer is contingent upon the execution of all required documents, a successful background check, and reference check. You will receive additional information and details about that process.

9.

Confidentiality: As an employee of PCHI, you will keep all non-public, proprietary, and sensitive information regarding the Company, its products, and its customers confidential during your employment and at all times thereafter. You will be required to execute a confidentiality agreement and/or policy upon hire.

10.

Discounts, Additional Benefits and Programs: As of your date of hire, you will be eligible for our 30% Employee Merchandise Discount. You can find information on additional discounts, perks, and benefit programs via the Benefits Guide available on My.ADP.com.

11.

Severance: In the event of a termination of your employment by the Company without cause (but excluding a termination of your employment due to permanent disability) that does not occur in connection with a change in control of the Company, and subject to your execution of a general release of claims, you will be entitled to the following payments:

a.	Twelve (12) months’ annual base salary, payable as salary continuation; and

b.

A pro-rata annual bonus for the year in which your employment terminates based on actual performance in the year of termination and paid at the time annual bonuses are paid to other senior executives, if any. Further, you will be offered severance benefits in the event of a Change of Control transaction under separate cover and consistent with peer executives.

This offer is subject to satisfactory results of the pre-employment conditions set forth above in this letter. All amounts described in this letter will be subject to applicable tax withholdings and deductions and are payable in accordance with the Company’s normal payroll cycle. Federal law requires that employers verify proof of eligibility to work in the United States, which may be demonstrated through any document listed on the I-9 Form that you will receive on your first day of work, which documentation must be provided within three days of your start date. Please be sure to bring appropriate documents with you on your first day of employment.

By accepting this conditional offer of employment, you represent that you are not subject to any agreements or other restrictions that could conflict with or otherwise impede your ability to fully perform the duties of the position being offered to you. Should you have a restrictive covenant with a prior employer that has not previously been shared with us, this offer is contingent upon our review of that document. Please forward a copy of any such document Karen McGowan @ kmcgowan@amscan.com

While we hope that both you and the Company will find our professional relationship to be mutually beneficial, your position remains at-will, at all times meaning that both you and the Company will have the right to terminate your employment at any time, for any lawful reason, with or without notice or cause.

Dan, I am delighted to have you join the team and strongly believe that your decision to accept the Chief Financial Officer position will provide you with career opportunities in an environment in which you will grow personally and professionally. Please feel free to contact me directly with any questions.

Sincerely,

/s/ Sean Thompson
Sean Thompson
Interim Chief Executive Officer

Accepted and Agreed as of the date
first written above:

By:	/s/ Dan Lamadrid
Name:	Dan Lamadrid